Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Ernexa Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security	Security Class	Amount	Proposed Maximum Aggregate Offering Price Per	Fee Calculation	Maximum Aggregate Offering	Fee	Amount of Registration
Type	Title	Registered(1)	Share(2)	Rule	Price	Rate	Fee
Equity	Common Stock	2,569,292	$0.18	457(c) and 457(h)	$462,472.56	0.0001531	$70.80
	Total Offering Amounts	2,569,292	$0.18	457(c) and 457(h)	$462,472.56	0.0001531	$70.80
	Total Fees Previously Paid	-				-
	Total Fee Offsets	-					-
	Net Fee Due						$70.80

(1)	The number of shares of common stock, par value $0.005 per share (“Common Stock”), of Ernexa Therapeutics Inc. (the “Registrant”) stated above is for additional shares of Common Stock available for issuance under the Registrant’s Restated 2020 Stock Incentive Plan, as amended (the “Plan”). The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market as of a date (June 4, 2025) within five business days prior to filing this Registration Statement.